Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP) Jointly Administered

Debtors.

MONTHLY OPERATING REPORT

SEPTEMBER 2011 – SUPPLEMENTAL

BALANCE SHEETS AS OF SEPTEMBER 30, 2011 WITH

ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC. c/o WILLIAM J. FOX 1271 AVENUE OF THE AMERICAS 35th FLOOR NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP c/o HARVEY R. MILLER 767 FIFTH AVENUE NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., A DEBTOR IN POSSESSION

THIS OPERATING STATEMENT MUST BE SIGNED BY A REPRESENTATIVE OF THE DEBTOR

The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Lehman Brothers Holdings Inc.

Date: December 27, 2011	By:	/s/ William J. Fox

William J. Fox
Executive Vice President

Indicate if this is an amended statement by checking here:        AMENDED STATEMENT ☒

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities
Notes to the Balance Sheets	4
Balance Sheets	15

Accompanying Schedules:
Financial Instruments Summary and Activity	17
Real Estate — By Product Type	18
Commercial Real Estate — By Property Type and Region	19
Loan Portfolio by Maturity Date	20
Private Equity / Principal Investments by Legal Entity and Product Type	21
Derivatives Assets and Liabilities	22
Unfunded Lending and Private Equity / Principal Investments Commitments	23

SCHEDULE OF DEBTORS

The following entities have filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”):

	Case No.	Date Filed
Lead Debtor:
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008

Related Debtors:
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

MONTHLY OPERATING REPORT (“MOR”)

NOTES TO THE BALANCE SHEETS AS OF SEPTEMBER 30, 2011

(Unaudited)

Basis of Presentation

The information and data included in the Balance Sheets are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI, and exclude, among other things, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act. LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

These Notes to the Balance Sheets have been amended from the previously filed Notes to the Balance Sheets as of September 30, 2011 to modify the narrative describing claims of LBCC, LBCS, and Luxembourg Finance S.a.r.l., each against Lehman Brothers Bankhaus included in the subsection entitled “Amended and Restated Settlement Agreement with Lehman Brothers Bankhaus (“Bankhaus”).” No other changes have been made.

The Balance Sheets should be read in conjunction with previously filed financial statements and accompanying notes in LBHI’s annual and quarterly reports and Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings including the Third Amended Joint Chapter 11 Plan (the “Plan”) and related Disclosure Statement (the “Disclosure Statement”), each dated August 31, 2011, made after the Commencement Date as filed with various regulatory agencies or the Bankruptcy Court by LBHI, Other Debtors and Debtor-Controlled Entities. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets and Accompanying Schedules (collectively, the “Balance Sheets”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and are not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets may differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect or provide for all of the consequences of the Company’s Chapter 11 cases (i) as to assets, including a wide range of legal claims the Company is pursuing or considering pursuing, their realizable values on a liquidation basis or their availability to satisfy liabilities; and (ii) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or their status and priority. Accordingly, future balance sheets may reflect adjustments (including write-downs and write-offs) to the assets and adjustments to the liabilities, which may be material.

The Balance Sheets do not reflect off-balance sheet commitments, including, but not limited to, fully unfunded commitments under corporate loan agreements, real estate and private equity partnerships, and other agreements, contingencies and guarantees made by the Company prior to the Chapter 11 cases. The validity, existence and extent of obligations under the various guarantees have yet to be determined.

The Balance Sheets and the Notes to the Balance Sheets are not audited and will not be subject to audit or review by external auditors at any time in the future.

Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised. Such revisions may be material.

Cash and Investments

Cash and investments include demand deposits, interest-bearing deposits with banks, U.S. government obligations and U.S. government guaranteed securities with maturities through December 31, 2012, and U.S. and foreign money market funds.

Cash and Investments Pledged or Restricted

Cash and investments pledged or restricted includes the cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. and HSBC Bank PLC, currently recorded at $2 billion and $218 million, respectively. HSBC Bank PLC released to LBHI $138 million of the $218 million in October 2011. The Company has not recorded any reserves against this cash, as the Company is in discussions with these financial institutions regarding these deposits, since these institutions have also asserted claims in the bankruptcy cases. Accordingly, adjustments (netting against outstanding claims), which may be material, may be reflected in future balance sheets.

In addition, cash and investments pledged or restricted primarily includes: (i) $682 million of cash collected by LBSF on derivatives trades which collateralize notes, included as a post-petition payable; (ii) cash of $602 million at LBHI related to net collections since September 14, 2008 on assets reported on the books of LBHI related to Intercompany-Only Repurchase transactions (as defined below); (iii) cash of $1,118 million remitted to LBHI related to securities transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA), primarily comprised of $448 million related to the Kingfisher note owned by LCPI and $450 million related to collateral for contingent liabilities of LCPI (contingent liabilities for LCPI is estimated to be approximately $60 million as of November 30, 2011); (iv) $58 million of mis-directed wires received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a post-petition payable); and (v) various pre-petition balances on administrative hold by certain financial institutions and other miscellaneous items. No admission is made as to the validity, enforceability or perfection of any interests in such cash amounts and as such, the Company’s rights in respect thereof are reserved.

Cash Seized

Subsequent to the Commencement Date, approximately $500 million was seized by Bank of America (“BOA”) to offset derivatives claims against the Debtors and corresponding guarantee claims against LBHI. On November 16, 2010, the Court ruled that BOA had no right to set off the $500 million deposited as security for overdrafts against unrelated claims and that BOA must return to the Company the $500 million plus an estimated $95 million in interest. On October 19, 2011, the Bankruptcy Court approved a settlement agreement with BOA which provides for, among other things, BOA to release approximately $356 million of these seized funds to LBHI within 10 business days of any initial plan distribution to BOA from any Debtor. BOA may set off the remaining amount of the seized funds, which is approximately $145 million, against its claims against LBHI.

JPMorgan Collateral Disposition Agreement

The Company and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement of JPM’s claims against the Debtors and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates. It also provided for the transfer of certain collateral held by JPM to LBHI either as direct owner or subrogee (the “Transferred Collateral”). LBHI recorded a receivable from certain Affiliates of approximately $9.4 billion (the “Subrogated Receivables”), comprised primarily of $6.6 billion from LBI, $1.8 billion from LBSF, and $0.5 billion from LBIE.

The Transferred Collateral (including the RACERS Notes) consists primarily of securities that are illiquid in nature and where prices are not readily available. LBHI is determining if the value of such collateral pledged to JPM by an Affiliate will be sufficient to offset the cash posted on behalf of such Affiliate by LBHI. As a result, the Subrogated Receivables balances have not been adjusted by the value of the Transferred Collateral. The fair value of a portion of the Transferred Collateral, including restricted cash of approximately $130 million, for which the Company was able to obtain a value as of September 30, 2011 (excluding the RACERS Notes and the Securitization Instruments, defined below) totaled approximately $315 million. The value of the Transferred Collateral may not be sufficient to satisfy the Subrogated Receivables, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future balance sheets.

Additionally, as part of the CDA, a portion of the collateral transferred to LBHI as subrogee consists of LCPI-owned securities previously held by JPM as collateral for contingent liabilities of LCPI primarily arising from letters of credit issued pursuant to credit facilities for which LCPI was lender and JPM was either the issuer or administrative agent. At this time, the Company believes that LCPI’s exposure is contingent upon events that the Company has deemed unlikely to occur.

Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The values of the Company’s financial instruments and other inventory positions (recorded as of September 30, 2011 on the Balance Sheets) may be impacted by challenging market conditions presently being experienced. Accordingly, adjustments to recorded values, which may be material, may be reflected in future balance sheets.

The Company is not in possession or does not have complete control of certain financial instruments (including approximately $191 million of inventory positions as of September 30, 2011 in Private Equity/Principal Investments) reflected on the Balance Sheets and has filed or is in the process of filing claims with affiliated broker-dealers. Adjustments may be required in future balance sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Financial instruments include Senior Notes, Mezzanine Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano, Spruce, and Kingfisher; collectively, the “Structures”). Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold or participated under loan participation agreements with LBHI Controlled Entities. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of September 30, 2011, or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests. In the second quarter of 2011, the Pine and SASCO 2008-C2 securitizations were terminated. Refer to the “Pine Notes” and “Termination of SASCO 2008-C2 Securitization” footnotes below for further disclosure.

The Company has estimated the value of the Securitization Instruments at September 30, 2011 to be approximately $1,374 million ($684 million owned by LBHI, of which $288 million represents allocated cash and $690 million owned by LCPI), of which $0.9 billion of the total amount is held by LBHI and is subject to provisions under the JPM CDA. The Securitization Instruments are collateralized by collected cash (all of which is held by the trustees) and inventory comprised of Loans, Real Estate, and Private Equity/Principal Investments in the amounts, estimated as of September 30, 2011, of $648 million, $197 million, and $529 million, respectively. As part of the CDA, the Company will be assessing ownership rights on this Transferred Collateral.

As of June 30, 2011, the value of the Kingfisher CLO Limited Class A Note (“Kingfisher”) has been adjusted to reflect a projected recovery on the claim filed on behalf of Kingfisher against a Non-Controlled Affiliate as a result of the termination of various participation agreements.

In the second quarter of 2011, LCPI released restricted cash held for the Spruce and Verano securitizations to the trustees, who then remitted this cash plus excess cash that they were holding to LCPI and LBHI, as noteholders. Approximately $1.7 billion was distributed, reducing the outstanding note balances for Spruce Senior Notes, Spruce Mezzanine Notes and Verano Senior Notes by $752 million, $22 million and $878 million, respectively. As a result, the Spruce Senior Notes have been repaid in full.

Pursuant to multiple orders entered in the Chapter 11 cases, certain of the Company entities have instituted hedging programs in order to: (i) protect the value of certain derivatives transactions that have not been terminated by counterparties, and (ii) hedge against the loss of value from fluctuations in foreign exchange rates in real estate and commercial loans. The cash posted as collateral, net of gains or losses on hedging positions, is reflected in “Receivables and Other Assets” on the Company’s Balance Sheets. Refer to hedging reports filed with the Court and SEC on a quarterly basis.

Real Estate

Real Estate includes residential and commercial whole loans, residential and commercial real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments. The commercial real estate portfolio was valued as of June 30, 2011 adjusted for cash activity from July 1, 2011 to September 30, 2011 except for a position that was marked down due to a change in the timing of its projected monetization as of September 30, 2011. The valuations of the commercial real estate portfolio utilize pricing models (in some cases provided by third parties), which incorporate projected cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. In many cases, inputs to the pricing models consider broker’s opinions of value and third party appraisals.

Valuations for residential real estate assets are based on third party valuations and valuation models utilizing discounted projected cash flows.

Loans

Loans primarily consist of term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value.

Private Equity / Principal Investments

Private Equity/Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity/principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields, and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed.

The investment in Neuberger Berman Group LLC (“NBG”) is recorded as of September 30, 2011 at $1,017 million, reflecting the amount initially calculated prior to the closing of the transaction in May 2009. The NBG preferred and common equity interests are held by LBHI ($243 million) and by a Debtor-Controlled entity ($774 million).

Derivatives Assets and Liabilities

Derivative assets and liabilities represent amounts due from/to counterparties related to matured, terminated and open trades and are recorded at expected recovery/claim amounts, net of cash and securities collateral. Recoveries and claims in respect of derivatives are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles; and (v) set-off provisions.

The expected recovery and the expected claim amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets and liabilities in the future as the Company obtains greater clarity on the issues referred to above; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

The basis for recording derivative claims reflects (i) in cases where claims have been resolved, at values agreed by the Company and in most cases, agreed upon with counterparties; and (ii) in cases where claims have not been resolved, at expected claim amounts estimated by the Company. Derivative claims include (i) claims by JPM for $1.9 billion subsequently subrogated to LBHI under the CDA, and (ii) LBSF’s obligations under the RACERS Swaps.

An estimated claim against LBCS for approximately $750 million was reclassified from “Derivative and other contractual agreements” to “Taxes and Other Payables” in the Balance Sheets as of June 30, 2011.

Pine Notes

Prior to September 15, 2008, LCPI sold participations in commercial loans (“Underlying Pine Assets”) to Pine CCS, Ltd. (“Pine”). Pine, in turn, issued securities (comprised of both notes evidencing debt and equity interests in Pine) in various classes and priorities secured by such assets (the “Pine Notes”). As of January 31, 2011, the Pine Notes were owned as follows: (i) Barclays Bank PLC 99.6% of Class A-1 Notes, (ii) LBHI 0.4% of Class A-1 Notes, (iii) LCPI 100% of Class A-2 Note (unfunded), (iv) LCPI 100% Class B Notes (unfunded), and (v) LCPI 100% of Subordinated Notes with an outstanding amount of $927 million, $4 million, $0 million, $0 million, and $32 million, respectively.

On April 14, 2011, the Bankruptcy Court authorized LCPI to (i) purchase the Barclays Notes for $805 million, (ii) purchase the LBHI Notes for $4 million, and (iii) terminate the Pine securitization. Subsequently, the Pine securitization was terminated and the Underlying Pine Assets reverted back to LCPI, which are reflected on LCPI’s Balance Sheets as of September 30, 2011.

Termination of the SASCO 2008-C2 Securitization

Prior to September 15, 2008, LBHI and LCPI sold participations in commercial real estate loans and other assets (the “Underlying SASCO Assets”) to SASCO 2008-C2, LLC (“SASCO”). SASCO, in turn, issued one class of notes (the “SASCO Notes”) secured by the Underlying SASCO Assets, and one class of preferred interests.

After the closing pursuant to the purchase agreement approved by the Bankruptcy Court in March 2011 (refer to the “Amended and Restated Settlement Agreement with Bankhaus” section herein) LCPI owned 29.3% of the SASCO Notes and all of the preferred interests, and LBHI owned the remaining 70.7% of the SASCO Notes.

On June 16, 2011, the Bankruptcy Court entered an order approving the termination of the SASCO securitization. Pursuant to the termination agreement, the SASCO Notes previously held by LBHI and LCPI have been converted into preferred equity interests in SASCO in identical outstanding amounts and with substantially identical terms to the SASCO Notes outstanding just prior to termination. SASCO will continue to hold its interests in the Underlying SASCO Assets and LBHI and LCPI will retain substantially identical economic interests in SASCO as they held prior to the termination agreement. The termination agreement also provides for the termination of the agreements with Well Fargo, National Association, and TriMont Real Estate Investors, Inc. respectively the trustee, the servicer and the special servicer of SASCO.

As of September 30, 2011, the Underlying SASCO Assets are reflected on LBHI and LCPI’s Balance Sheets, the entities originating the positions, with a corresponding payable for the encumbrance to SASCO. In addition, LBHI and LCPI recorded an investment in SASCO for the preferred and common interests for approximately $1,029 million and $835 million, respectively, reflected in “Investments in Affiliates – Debtor-Controlled Entities”. SASCO’s assets and liabilities are reflected in the Debtor-Controlled Entities Balance Sheets.

Investments in and Due to/from Affiliates – Transactions between and among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”)

Due to/from Affiliates (pre-petition) balances consist of: (i) intercompany derivative contracts at fair value as recorded in the Company’s records at September 14, 2008 and (ii) other intercompany receivables and payables derived from financings and normal course of business activities as of September 14, 2008, adjusted for the following: (i) impact of netting down certain repurchase and other financing transactions which are reflected net of collateral inventory (except when the collateral was not subsequently financed to a third party as discussed in the Intercompany-Only Repurchase Transactions section) and (ii) adjustments to the September 14, 2008 balances identified and booked subsequent to September 14, 2008.

During the second quarter of 2011, the Company identified a certain number of Debtor-Controlled entities which were previously put into voluntary and involuntary liquidation procedures and are being administrated by third party liquidators (the “Liquidation Entities”). As a result, these Liquidation Entities are not included in the Company’s Balance Sheets. The Debtors and Debtor-Controlled Entities with account balances with the Liquidation Entities have reclassified the “Investments in, Due From and Due To Debtors and Debtor Controlled Entities” to “Investments in, Due From and Due To Non-Controlled Affiliates” in the amounts of $1.6 billion, $9.7 billion and $8.5 billion, respectively.

During the third quarter of 2011, the Company removed from the Balance Sheets a Debtor-Controlled entity managed by another administrator.

The Balance Sheets do not reflect potential reserves on the Receivables from Affiliates and Investments in Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.

Due to/from Affiliates – Non-Controlled Affiliates (pre-petition)

On September 19, 2008, LBI, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to Lehman ALI Inc., (“ALI”) a subsidiary of LBHI, in exchange for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimis amount as the Company believes the PIK Note did not have any value as of September 19, 2008. Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard. In the event that such valuation reflects a positive value, adjustments, which may be material, will be reflected in future balance sheets.

Subsequent to September 15, 2008, certain of LBCS’s derivative trades and related collateral processed through the Chicago Mercantile Exchange (“CME”) were transferred to other CME members. The financial impact to (and potential legal claim of) LBCS is undetermined as of the date of this filing. LBCS had recorded a receivable in excess of $1 billion from LBI as its clearing CME member, reflected in the caption Due from Non-Controlled Affiliates. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future balance sheets.

Amended and Restated Settlement Agreement with Lehman Brothers Bankhaus (“Bankhaus”)

In March 2011, LBHI and the German Insolvency Administrator of Lehman Brothers Bankhaus Aktiengesellschaft (in Insolvenz) (the “Bankhaus Administrator”) agreed to the terms of two note purchase agreements (the “SASCO Agreement” and the “Spruce-Verano Agreement”) as approved by the Bankruptcy Court on March 23, 2011. Under the agreements, LBHI has purchased certain Securitization Instruments from the Bankhaus Administrator, free of all liens, claims and encumbrances in the aggregate outstanding principal amount of approximately $1,543 million for an aggregate purchase price of $957 million comprised of (i) $332 million for Bankhaus’s interest in the Spruce and Verano Mezzanine Notes, and (ii) $625 million for Bankhaus’s interest in the SASCO Senior Notes. The purchase price is subject to an incremental payment of $100 million under certain post-closing conditions.

In addition, certain Debtor and Debtor-Controlled Entities executed an agreement (“Plan Settlement Agreement”) which primarily provides for the settlement of claims between Debtor and Debtor-Controlled Entities and Bankhaus and is subject to the Debtors and Bankhaus each obtaining the requisite approvals and certain other conditions. The Plan Settlement Agreement provides for, among other things, which will be recorded in the December 31, 2011 Balance Sheets, Bankhaus to have (i) an allowed non-priority, unsecured claim in the aggregate amount of approximately $6.5 billion against LBHI, indicating a corresponding increase in Due to Affiliates – Non-Controlled Affiliates by LBHI; (ii) an allowed claim against LBSF of $1.2 billion, to be satisfied in part by cash segregated by the Debtors relating to secured collateral, and with the remaining unsecured claim further reduced by an agreed counter-claim by LBSF in the amount of approximately $321 million, indicating a corresponding increase of $80 million in Due to Affiliates – Non-Controlled Affiliates by LBSF; and (iii) an allowed claim against LCPI of $1.279 billion, reduced by (1) the secured collateral proceeds, (2) the proceeds from the unsecured claim against LBSF, and (3) a counter-claim of LCPI in the amount of approximately $69 million, indicating a corresponding increase of approximately $704 million in Due to Affiliates – Non-Controlled Affiliates. In addition, (i) LBCC and LBCS have allowed claims against Bankhaus in the amounts of approximately $102 million and $150 million, respectively, which result in decreases of these same amounts to Due from Affiliates – Non-Controlled Affiliates for LBCC; and LBCS; and (ii) Luxembourg Finance S.a.r.l. has an acknowledged claim for subordinated notes issued by Bankhaus of approximately $340 million for which there are no recoveries expected. For further information, see the original Motion (Docket #14743) and related subsequent court filings.

Foreign Non-Controlled Affiliates Settlements

The accounting for claim amounts with respect to the negotiated settlements with the Foreign Non-Controlled Affiliates have not been reflected in the September 30, 2011 Balance Sheets as these settlements are contingent on the Debtors’ Chapter 11 Plan becoming effective. Such amounts will be considered to be recorded in connection with the preparation of the December 31, 2011 Balance Sheets.

On July 31, 2011, the Debtors entered into a settlement and plan support agreement (the “Hong Kong Settlement Agreement”) with the Hong Kong Lehman Entities in Liquidation. The Hong Kong Settlement Agreement provides for, among other things, the Hong Kong Lehman Entities in Liquidation to have an unsecured claim in the amount of approximately $1.6 billion for guarantees, subject to certain adjustments, against LBHI. For a more detailed description of the Hong Kong Settlement Agreement, refer to Exhibit 14C of the Disclosure Statement.

On August 24, 2011, the Debtors and certain of their Non-Debtor Affiliates (“Lehman US”) entered into a settlement agreement (the “Singapore Settlement Agreement”) with the Lehman Singapore Liquidation Companies and Lehman Singapore Non-Liquidation Companies (“Lehman Singapore”). The Singapore Settlement Agreement provides for, among other things, LBHI to have an additional net claim in the amount of $421 million against Lehman Singapore primarily for guarantees. For a more detailed description of the Singapore Settlement Agreement, refer to Exhibit 14E of the Disclosure Statement.

On August 30, 2011, the Debtors entered into a settlement agreement (the “LBT Settlement Agreement”) with Lehman Brothers Treasury Co. B.V. (“LBT”). The LBT Settlement Agreement provides for a claim of $34.5 billion against LBHI indicating a corresponding increase of $1.2 billion in Due to Affiliates – Non-Controlled Affiliates. For a more detailed description of the LBT Settlement Agreement, refer to Exhibit 14G of the Disclosure Statement.

On October 24, 2011, the Debtors entered into a settlement agreement (the “Japan Settlement Agreement”) with the Japan Liquidation Companies and Japan Non-Liquidation Companies (collectively, “Lehman Japan”). The Japan Settlement Agreement provides for, among other things, Lehman Japan to have (i) guarantee claims in the aggregate amount of approximately $276 million against LBHI, and (ii) an unsecured claim by LBHI for subordinated notes issued by LBJ of approximately $441 million, for which there are no recoveries expected. For a more detailed description of the Japan Settlement Agreement, refer to Exhibit 5, Part B, to the Plan Supplement.

On October 24, 2011, the Debtors entered into a settlement agreement (the “UK Affiliates Settlement Agreement”) with the LBLIS Group Entities, the UK Administration Companies, the UK Liquidation Companies, and Other UK Affiliates (collectively “UK Affiliates”). The Agreement provides for, among other things, the UK Affiliates to have allowed (i) general unsecured claims in the aggregate amount of approximately $1.5 billion against LBHI, indicating a corresponding increase in Due to Affiliates – Non-Controlled Affiliates of $9.8 billion to resolve guarantee claims asserted by UK Entities; (ii) general unsecured claims in the aggregate amount of approximately $333 million relating to (1) derivative transactions entered into by LBIE with counterparties and contemporaneously entered into identical “back-to-back”

transactions with LBSF which passed the economic risk to LBSF, (2) the value of certain securities in the possession of LBIE or LBI held on behalf of LBSF, and (3) additional net claims against the UK affiliates, indicating a corresponding increase of approximately $932 million in Due to Affiliates – Non-Controlled Affiliates by LBSF; and (iii) a reduction in the general unsecured claim in the aggregate amount of approximately $221 million by LBCS against LBIE for adjustments relating to the value of securities held by LBIE. For a more detailed description of the UK Affiliates Settlement Agreement, refer to Exhibit 5, Part D, to Plan Supplement.

On October 25, 2011, the Debtors, and certain Debtor-Controlled Entities, entered into settlement agreements (the “Luxembourg Settlement Agreements”) with Lehman Brothers (Luxembourg) Equity Finance S.A., and Lehman Brothers (Luxembourg) S.A. (collectively, “Lehman Luxembourg”). The Luxembourg Settlement Agreements provides for, among other things, LBHI to have an additional claim in the amount of approximately $32 million against Lehman Luxembourg. For a more detailed description of the Luxembourg Settlement Agreements, refer to Exhibit 5, Part E and Part F, to Plan Supplement.

Due to/from Affiliates (post-petition)

These Balance Sheets reflect the obligations for certain administrative services and bankruptcy related costs incurred through September 30, 2011. The accrued costs not paid as of September 30, 2011 are reflected as accrued liabilities. Certain of these costs have been allocated to significant Debtor and Debtor-Controlled Entities and are reflected as receivables from and payables to Debtors and Debtor-Controlled Entities-post petition, net of any cash payments. The costs incurred for LBHI operations are determined in the following order: (i) assigned to a legal entity or to the Debtor entities where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) or (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are asset class support costs not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class. Indirect Costs are for the overall management of the Company and cannot be specifically identified to a legal entity or asset class. Certain Indirect Costs for key vendors providing holding company and bankruptcy-related services are initially allocated at 20% to LBHI. Remaining Indirect Costs are then allocated to all asset classes based on an equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class. The Company continually reviews the methodology for allocating costs, and adjustments, which may be material, may be reflected in future balance sheets.

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions post-petition between one another subject to a Cash Management Order approved by the Court. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring of certain investments, or paying operating expenses. The transferring Affiliate is entitled to an administrative claim in the case of a Debtor (and in the case of Debtor-Controlled Entities, a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds). Since September 15, 2008, LBHI has advanced funds to, or incurred expenses on behalf of, certain Debtor-Controlled Entities. Under the terms of the Cash Management Order, LBHI is entitled to receive interest on these amounts. For the September 30, 2011 Balance Sheet, LBHI has recorded an estimated interest receivable from Debtor-Controlled Entities. Similarly, LBHI has received cash on behalf of Other Debtors and Debtor-Controlled Entities post-petition, most often in cases where the Other Debtors or Debtor-Controlled Entities have sold an asset and may not have a bank account to hold the proceeds received in the sale. These Other Debtors and Debtor-Controlled Entities have administrative claims to LBHI for this cash. All of the above cash transactions are reflected in the caption Due from/to Other Debtors and Debtor-Controlled Entities-post-petition.

In addition, Due to/from Affiliates (post-petition) includes liabilities for inventory positions held by Affiliates where LCPI or LBHI has a security interest.

Investment in Affiliates

Current market valuations for assets held at Non-Controlled Affiliates are neither maintained by, nor readily available to, the Company. As such, investments in Non-Controlled Affiliates are recorded at the net book values which were recorded as of September 14, 2008. Adjustments may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets. Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount in Investments in Affiliates on the Balance Sheets.

The Banks

The Balance Sheets reflect the investments in LBHI’s wholly-owned indirect subsidiaries Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”) and Woodlands Commercial Bank (formerly known as Lehman Brothers Commercial Bank) (“Woodlands”) (collectively, the “Banks”) on an equity basis in “Investments in affiliates – Debtor-Controlled Entities” in the amounts of $856 million and $888 million, respectively.

LBHI agreed to take steps as necessary to maintain the Banks’ capital at certain levels and to sell Aurora and to sell or wind-down Woodlands prior to May 31, 2012. If sales or wind-down cannot be completed by that date, LBHI will within such period purchase the Banks’ remaining non-cash assets and pay off all remaining deposit liabilities.

Merit LLC (“Merit”)

Merit commenced a Chapter 11 case on December 14, 2009. Merit was originally formed to participate in a consortium which would provide Kumho Industrial Co Ltd (“Kumho”) with financing to acquire a significant interest in Daewoo Engineering and Construction Co Ltd (“Daewoo”). In November 2006, Merit entered into an agreement (“Shareholders Agreement”) with Kumho which provided Merit the right to sell certain Daewoo shares initially acquired by Merit to Kumho at a minimum guaranteed price after 3 years. In December 2006, Merit entered into a Securities Lending Agreement with LBIE and LBIE Seoul Branch for the custody of the Daewoo shares. LBIE held 7,893,030 Daewoo shares as of September 15, 2008 when it filed for administration in the U.K. To date, it has not returned the Daewoo shares or equivalent cash to Merit. As a result, Merit has recorded a receivable from LBIE of approximately $97.5 million.

In addition, Merit has recorded a receivable of approximately $20.7 million in connection with the termination of a derivatives contract between Merit and LBSF. The purchase of this derivatives contract was funded by a non-LBHI controlled affiliate, and Merit has recorded a payable of approximately $81.4 million to the affiliate.

In March 2010, Kumho (itself experiencing financial distress) and Korea Development Bank (“KDB”), a major creditor to Kumho, offered to settle Kumho’s financial obligations under the Shareholders Agreement by providing instead: (i) the right to sell the Daewoo shares owned by Merit and/or LBIE to KDB at KRW 18,000 per share, (ii) 3,532,541 Kumho common shares (post reverse stock split), valued at $40.7 million as of the date of this Balance Sheets, and (iii) a claim against Kumho in the amount of approximately $12.9 million (plus interest) due no later than December 31, 2014. The Kumho shares and claim are presently controlled by LBIE, and Merit has recorded corresponding receivables from LBIE.

In December 2010, KDB presented Merit and LBIE with an agreement to purchase the Daewoo shares, but subject to certain penalties in the event of a settlement failure. Merit and LBIE could not agree to the penalty, the sale of the Daewoo shares to KDB did not occur, and LBIE continues to hold the Daewoo shares. Merit may also be facing protracted legal disputes over the ownership of Merit’s financial assets discussed above with LBIE and TrueFriend 4th Securitization Specialty Co. As a result, Merit cannot assess, at this time, the return of such assets or the collectability of the receivables from LBIE, and accordingly, has not recorded a reserve on the receivables from LBIE.

Intercompany-Only Repurchase Transactions

Prior to the Commencement Date, LBHI, ALI and Property Asset Management Inc. (“PAMI”), among others, regularly entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. LCPI has recorded a receivable for the secured (in Due from Affiliates- post petition) or unsecured claim depending on the type of inventory financed. Accordingly, the inventory (not subsequently pledged to a third party) has not been transferred and continues to be reflected on the balance sheets of the entity originating the position and acting as the seller in the transaction with LCPI.

The Intercompany-Only Repurchase Transactions involving residential and commercial mortgage loans, limited partnership interests, and limited liability company interests have been determined to be safe harbored “repurchase agreements” or “securities contracts” as defined in the Bankruptcy Code. As of September 30, 2011, LCPI has recorded a secured receivable from LBHI of $394 million relating to the fair value of the related assets and of $602 million relating to cash collected on the related assets since LBHI’s Commencement Date.

Debtor-Controlled Entities ALI and PAMI were also parties to repurchase transactions with LCPI with respect to assets LCPI had not financed with third parties (the “Debtor-Controlled Entities Intercompany-Only Repurchase Transactions”). LCPI has recorded secured receivables from ALI, PAMI and other Debtor-Controlled Entities and other Debtors of approximately $108 million, $275 million and $226 million, respectively, representing the fair value of the related assets as of September 30, 2011.

Receivables and Other Assets

Receivables and Other Assets at Debtor and Debtor-Controlled entities primarily include derivative and foreign currency hedges of $359 million, receivables from non-controlled broker dealer affiliates for proceeds from inventory positions sold, but not in the possession of the Company of $170 million, foreign asset-backed securities of $87 million (LBHI), principal and interest receivables, including cash held at third party servicer of $443 million, and other miscellaneous balances. Expected recoveries from certain receivables and other assets are under continuous review and accordingly, changes in estimates of such recoveries may require adjustments, which may be material, in future Balance Sheets.

Financings

The Company has securitization and financing agreements with third parties, where under some of these agreements an event of default has occurred. Such events of default include breach of collateralization ratio, failure to pay interest, failure to repurchase assets on the specified date, or LBHI’s bankruptcy. The Balance Sheets reflect these securitizations and financings (for purposes of this presentation) net of the respective securities inventory collateral either as a net payable or, if it resulted in a net receivable, in certain cases, a reserve was recorded. These agreements with financing counterparties are subject to ongoing legal review. As such, net amounts recorded in the Balance Sheets are estimates and may require adjustments, which may be material, in future balance sheets. The Company has submitted or will submit a claim to Non-Controlled Affiliates in other receiverships to recover certain financial instruments.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to pre-petition obligations of the Debtors and does not represent the Company’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 cases. Differences between amounts recorded in the Debtors’ books as of their respective petition dates and the creditors’ claims, including tax authorities and derivatives counterparties, filed by the Bar Date, are material.

Taxes

As of September 30, 2011, the Company has recorded in its Balance Sheets an estimate of approximately $1.55 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback. This amount has decreased by approximately $500 million since December 31, 2010 due to continued progress in connection with ongoing audits by the major taxing jurisdictions that have filed Priority Claims. As of September 30, 2011, a post-petition taxes payable was recorded in the amount of $26 million. In addition, LBHI has recorded a receivable for the estimated amount of LBI’s portion of those taxes (approximately $1.0 billion). In the event that LBI (or any other member of the LBHI consolidated federal income tax group) cannot satisfy its share of the potential tax liabilities, LBHI will equitably allocate the unsatisfied liability among all members of its consolidated federal income tax group. Intercompany Claims among the Debtors are also subject to adjustment to reflect the appropriate allocation of any adjustments to the LBHI consolidated income tax returns (including by way of amended returns), taking into account historic tax sharing principles. The Company has reported cumulative federal net operating losses totaling approximately $55.4 billion.

In certain circumstances, the Company may be subject to withholding taxes or taxes on income in certain jurisdictions with respect to the realization of financial positions.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for several disputed federal tax issues that the Company plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. The IRS’s claim does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims the IRS will offset against this portion of the refund.

As of September 30, 2011, the Priority Tax Claims filed by states, cities, and municipalities approximate $700 million. Of this amount, approximately $627 million is attributable to New York City. The remaining approximately $70 million is attributable to the remaining claims. On April 20, 2011, the Debtors entered into a settlement agreement with New York State for a cash payment amount of $144.1 million, which settlement agreement was approved by the Bankruptcy Court on May 18, 2011. Pursuant to the Bankruptcy Court’s order, payment has since been made and the rights of the Debtors and the other Lehman Affiliates to challenge the allocation of such payment have been reserved. This payment has satisfied the New York State claim representing tax years under audit for periods prior to the Commencement Date. The Debtors are also actively engaged in a resolution process with New York City. The Debtors currently believe that the New York City Priority Tax Claims will ultimately be settled for less than the $627 million claimed amount.

Borrowings and Accrued Interest

For purposes of evaluating claims related to LBHI debt issuances denominated in non-U.S. Dollar currencies, LBHI valued these foreign denominated debt issuances using the WM/Reuters Closing Spot Rates at 4:00 PM GMT as of September 15, 2008, which resulted in an adjustment at March 31, 2011 of approximately $548 million to Borrowings and Accrued Interest.

Prior to LBHI Commencement Date, LBHI and Sumitomo Mitsui Banking Corporation (“SMBC”), entered into a loan agreement for $350 million and LBHI and LCPI pledged to SMBC certain financial assets (the “Collateral”) to secure LBHI’s obligations to SMBC. Pursuant to a settlement agreement, (i) LBHI has made principal installments and transfers of Collateral to SMBC and (ii) SMBC has withdrawn their claim in the amount of $350 million. LBHI has accordingly recorded a reduction in Borrowings and Accrued Interest and the remaining balance outstanding of $26 million was paid during the second quarter of 2011.

Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (excluding pre-petition Due to/from Affiliates and Borrowings with third parties) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are included in Stockholders’ Equity.

Loans Asset Management Agreement

Under an agreement (approved by the Bankruptcy Court) with WCAS | Fraser Sullivan Investment Management, LLC (“Fraser Sullivan”), effective September 1, 2011 (the “FS Agreement”), the Company engaged Fraser Sullivan to: (i) provide active portfolio management with respect to commercial loan portfolio, (ii) reduce and monitor unfunded commitments and letter of credit exposures, and (iii) at the Company’s discretion seek and execute a series of CLOs transactions, dependent on market conditions. As of September 30, 2011 Fraser Sullivan is managing loans of approximately $3.3 billion in fair value.

Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Swedbank Settlement

The Company and Swedbank AB agreed to the terms of a settlement agreement (“Swedbank Agreement”), as approved by the Bankruptcy Court on February 17, 2011. The Swedbank Agreement mainly provides for: (i) an exchange of certain commercial real estate loans and interests in such loans between the Company and Swedbank, (ii) a payment to Swedbank by LBHI in the amount of $10 million as additional consideration for the exchange of loans, (iii) a modification of the terms of certain loans, (iv) an allowance of Swedbank’s deficiency claims, as non-priority, non-subordinated unsecured claims against both LCPI and LBHI, each in the amount of $325 million in full satisfaction of such claims, which were only recorded in LCPI’s Balance Sheets in “Taxes and Other Payables”, and (v) certain mutual releases between the Company and Swedbank.

State Street Settlement Agreement

LBHI, LCPI and State Street Bank and Trust Company (“State Street”) agreed to the term of a settlement agreement (“State Street Agreement”), as approved by the Bankruptcy Court on August 17, 2011. The Settlement Agreement principally provides for: (i) an allowance of the deficiency claims asserted by State Street against both LCPI and LBHI, as general, unsecured, non-priority claims, each in the fixed, liquidated amount of $400 million, which were only recorded in LCPI’s Balance Sheets in “Taxes and Other Payables”, (ii) withdrawal with prejudice of the adversary proceedings, (iii) sale of the ProLogis loan, and (iv) certain mutual releases between LBHI, LCPI and State Street.

Claims

As of September 30, 2011, of the over 67,600 claims filed against the Debtors to date, over 42,000 claims with a minimum face amount in excess of $682 billion remain active. The active claims have been filed in various priorities. The Debtors continue to receive new and amended claims. The population of claims includes over 14,800 claims that are either unliquidated, contingent or otherwise not fully quantified by the claimant, and over 27,000 based in whole or part on an alleged guarantee. The Debtors have identified differences between amounts claimed by creditors and the amounts recorded in the Debtors’ records and ledgers as of their respective petition dates. The Debtors are in the process of and will continue to investigate these differences (including unliquidated and contingent claims) and will seek to reconcile such differences through its claims resolution process. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, assert an incorrect priority or that cannot otherwise properly be asserted against these Debtors. As of September 30, 2011, over 23,900 claims in face amount of $238 billion have been disallowed or withdrawn. Over 3,700 claims with a stated value of $2.3 billion have been reclassified as equity interests. Over 1,470 claims have been reduced in value via court orders resulting in a reduction to the registry of $21.3 billion. As of September 30, 2011, objections to over 6,600 claims with a face amount in excess of $119 billion are pending before the court and certain claims have been settled. The Debtors intend to object to claims as appropriate and any future settlement of claims, which may be material, will be reflected in future Balance Sheets.

Amended Plan and Disclosure Statement

In June 2011, the Company convened meetings and participated in intensive negotiations with numerous representative creditors. As a result, on June 30, 2011, the Company filed a Second Amended Joint Chapter 11 Plan that proposed an economic resolution of allowed claims against the Debtors pursuant to the Bankruptcy Code. On September 1, 2011, the Company filed a Third Amended Joint Chapter 11. The Plan recognized the corporate integrity of each Debtor, and allowed claims against a Debtor will be satisfied to the extent available from the assets of that Debtor, as augmented in certain cases by plan adjustments. The Plan proposed to satisfy allowed secured, administrative and priority claims in full, while allowed general unsecured, intercompany and guarantee claims would be partially satisfied by a “pro rata” cash distribution subject to the Plan. Stockholders of LBHI are not expected to receive any consideration under the Plan on account of their equity interests. The Company also filed a proposed Disclosure Statement to the Plan that included, among other things, information as to estimates of allowed, direct, and guarantee claims and estimates of recoveries for each Debtor, including future asset recoveries and operating costs.

On December 6, 2011 the Bankruptcy Court confirmed the Third Amended Joint Chapter 11 Plan (as supplemented, amended or modified). The Plan effective date will be announced via a notice on the Court’s docket. The executed plan support agreements require that the Plan become effective by no later than March 31, 2012.

Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified that require future adjustments.

Accompanying Schedules

The amounts disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Rounding

The Balance Sheets and the Accompanying Schedules may have rounding differences in their summations. In addition, there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts on the Balance Sheets.

Subsequent Events

Events subsequent to September 30, 2011 are not reflected in the Balance Sheets and will be reflected in future Balance Sheets.

Danske Bank Settlement

LBHI, LCPI, LBSF and Danske Bank A/S (“Danske”) agreed to the terms of a settlement agreement (“Danske Agreement”), as approved by the Bankruptcy Court on November 18, 2011. The Danske Agreement mainly provides for: (i) an allowance of Danske’s deficiency claims, as a non-priority, general unsecured claims against both LCPI and LBHI, each in the fixed liquidated amount of $580 million, (ii) waive and release with prejudice of additional claims, (iii) assignment and transfer of the Playa Pelicano Loan to LCPI, free and clear of any liens, ownership claims, set-off rights or participants, and (iv) certain mutual releases between LCPI, LBHI, LBSF and Danske.

Neuberger Berman Group LLC

On December 14, 2011, the Bankruptcy Court approved a motion outlining the terms by which the Company’s NBG investment will be sold to NBG and its employees. NBG will redeem the Company’s Preferred Equity position ($814M) upon securing financing. In conjunction with that redemption, NBG will also make a Special Return payment of 2.5% of par value on the Preferred Equity. The Company’s 48% Common Equity stake in NBG will be purchased over 5-6 years, including purchases of up to 10% of NBG’s total equity in conjunction with the financing mentioned above. The Common Equity purchases will be funded through debt, excess cash flow payments, and employee deferred compensation and out-of-pocket funds.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheet As of September 30, 2011

(Unaudited)

	DEBTOR ENTITIES(1)
$ in millions	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	LB 745 LLC 08-13600	CES Aviation LLC 08-13905
Assets
Cash and investments	$2,214	$9,017	$1,880	$684	$249	$445	$396	$3,972	$7	$—	$0
Cash and investments pledged or restricted	4,243	683	44	5	—	—	0	45	—	—	—
Financial instruments and other inventory positions:
Real estate	2,421	0	—	—	—	—	—	2,744	338	—	—
Loans	499	29	—	—	—	—	—	2,223	—	—	—
Private equity/Principal investments	1,178	0	—	—	—	—	—	609	—	—	—
Derivatives and other contractual agreements	—	2,664	79	186	118	66	6	48	—	—	—

Total financial instruments and other inventory positions	4,098	2,694	79	186	118	66	6	5,624	338	—	—
Subrogated Receivables from Affiliates and third parties	9,393	—	—	—	—	—	—	—	—	—	—
Receivables and other assets	455	323	6	9	0	10	0	198	0	0	—
Investments in Affiliates:
Other Debtors	1,094	283	—	—	—	—	—	(119)	—	—	—
Debtor-Controlled Entities	(43,312)	440	(0)	—	—	—	—	1,504	—	—	—
Non-Controlled Affiliates	14,838	—	—	—	—	—	—	—	—	—	—

Total Investments in Affiliates	(27,381)	723	(0)	—	—	—	—	1,385	—	—	—
Due from Affiliates:
Other Debtors - post petition	1,245	—	—	—	—	0	—	1,752	—	305	23
Debtor-Controlled Entities - post petition	665	0	—	—	—	—	—	2,417	—	—	—
Other Debtors	44,274	872	1,086	524	—	0	2	3,205	0	33	—
Debtor-Controlled Entities	38,796	1,372	0	0	—	—	—	7,260	—	161	—
Non-Controlled Affiliates	60,768	5,639	2,157	1,503	1,299	0	—	684	—	2	—

Total due from Affiliates	145,749	7,882	3,243	2,026	1,299	0	2	15,317	0	500	23

Total assets	$138,771	$21,322	$5,253	$2,910	$1,666	$521	$404	$26,540	$346	$500	$23

Liabilities and stockholders’ equity
Accounts payable and other liabilities:
Payables - Post Petition	$415	$787	$—	$—	$—	$—	$—	$4	$—	$—	$—
Due to Affiliates - Post Petition:
Other Debtors	2,068	288	40	18	7	1	1	612	286	—	—
Debtor-Controlled Entities	2,010	2	—	—	—	—	—	802	—	—	—

Total Due to Affiliates - Post Petition	4,078	290	40	18	7	1	1	1,414	286	—	—

Total accounts payable and other liabilities	4,492	1,077	40	18	7	1	1	1,417	286	—	—

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	—	24,500	1,617	608	589	58	76	41	—	—	—
Borrowings & Accrued Interest	99,044	—	—	—	—	—	—	—	—	—	—
Taxes and Other Payables	1,837	139	750	19	—	(1)	(1)	1,128	—	—	—
Due to Affiliates:
Other Debtors	3,866	19,655	2,520	1,485	452	204	113	21,495	—	48	22
Debtor-Controlled Entities	18,588	48	0	76	—	—	—	7,860	593	—	0
Non-Controlled Affiliates	50,922	2,190	42	268	405	1	11	1,714	—	0	0

Total due to Affiliates	73,377	21,894	2,562	1,830	857	205	123	31,070	593	48	23

Total liabilities (subject to compromise for Debtor entities only)	174,257	46,533	4,930	2,457	1,446	262	198	32,239	593	48	23

Total liabilities	178,749	47,610	4,970	2,475	1,453	263	199	33,657	879	48	23

Stockholders’ equity
Preferred stock	8,993	—	—	—	—	—	—	—	—	—	—
Common stock and additional paid-in capital	9,317	350	31	11	100	250	175	2,031	0	—	7
Retained earnings and other stockholders’ equity	(58,287)	(26,638)	252	424	113	7	30	(9,148)	(533)	452	(6)

Total common stockholders’ equity	(48,971)	(26,288)	283	436	213	258	205	(7,117)	(533)	452	1

Total stockholders’ equity	(39,978)	(26,288)	283	436	213	258	205	(7,117)	(533)	452	1

Total liabilities and stockholders’ equity	$138,771	$21,322	$5,253	$2,910	$1,666	$521	$404	$26,540	$346	$500	$23

See accompanying Notes to Balance Sheet

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

(2)	Total LBHI Controlled Entities include Debtor-Controlled Entities and only balances between Debtor-Controlled Entities reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheet As of September 30, 2011

(Unaudited)

	DEBTOR ENTITIES (cont’d)
$ in millions	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	MERIT LLC 09-17331	Total Debtor Entities	Total LBHI Controlled Entities (1) (2)
Assets
Cash and investments	$0	$0	$—	$0	$—	$2	$—	$17	$—	$—	$—	$0	$18,882	$22,944
Cash and investments pledged or restricted	—	—	—	—	2	—	—	—	—	—	—	—	5,022	5,022
Financial instruments and other inventory positions:
Real estate	—	—	—	—	—	5	—	—	—	—	10	—	5,518	8,410
Loans	—	—	—	—	—	—	—	—	—	—	—	—	2,752	2,820
Private equity/Principal investments	—	—	—	—	—	—	—	—	—	—	—	—	1,787	6,914
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	—	24	3,191	3,641

Total financial instruments and other inventory positions	—	—	—	—	—	5	—	—	—	—	10	24	13,248	21,786
Subrogated Receivables from Affiliates and third parties	—	—	—	—	—	—	—	—	—	—	—	—	9,393	9,393
Receivables and other assets	—	—	1	—	—	1	—	0	—	—	—	—	1,004	1,391
Investments in Affiliates:
Other Debtors	—	—	—	—	—	—	—	—	—	—	—	—	1,257	(32,222)
Debtor-Controlled Entities	—	—	—	—	(21)	—	—	—	—	—	—	—	(41,389)	(39,645)
Non-Controlled Affiliates	—	—	—	—	—	—	—	—	—	—	—	—	14,838	21,148

Total Investments in Affiliates	—	—	—	—	(21)	—	—	—	—	—	—	—	(25,294)	(50,719)
Due from Affiliates:
Other Debtors - post petition	3	6	—	—	—	2	0	—	—	—	0	—	3,336	6,149
Debtor-Controlled Entities - post petition	—	—	—	—	—	—	—	—	—	0	—	—	3,082	3,082
Other Debtors	—	0	613	—	—	—	—	—	—	—	—	21	50,630	65,805
Debtor-Controlled Entities	0	—	0	—	58	—	—	—	—	—	—	—	47,646	47,646
Non-Controlled Affiliates	—	—	8	9	—	—	—	—	—	—	—	126	72,195	90,706

Total due from Affiliates	3	6	621	9	58	2	0	—	—	0	0	146	176,890	213,388

Total assets	$3	$6	$621	$9	$39	$10	$0	$17	$—	$0	$10	$171	$199,145	$223,205

Liabilities and stockholders’ equity
Accounts payable and other liabilities
Payables - Post Petition	$—	$—	$—	$0	$—	$0	$—	$—	$—	$—	$—	$—	$1,206	$1,272
Due to Affiliates - Post Petition:
Other Debtors	—	—	0	0	0	5	—	0	0	0	10	0	3,337	6,417
Debtor-Controlled Entities	—	—	—	—	—	—	0	—	0	—	—	0	2,814	2,814

Total Due to Affiliates - Post Petition	—	—	0	0	0	5	0	0	0	0	10	0	6,150	9,231

Total accounts payable and other liabilities	—	—	0	0	0	6	0	0	0	0	10	0	7,356	10,504

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	—	—	27,489	27,489
Borrowings & Accrued Interest	—	—	—	—	—	—	—	—	—	—	—	—	99,044	99,044
Taxes and Other Payables	—	—	1	0	—	0	2	14	—	0	—	—	3,889	4,602
Due to Affiliates:
Other Debtors	8	9	588	—	—	—	—	1	—	—	0	245	50,712	90,299
Debtor-Controlled Entities	—	0	0	—	—	—	31	—	7	10	—	—	27,215	27,261
Non-Controlled Affiliates	0	0	0	—	—	—	—	1	—	—	—	86	55,640	62,064

Total due to Affiliates	8	9	588	—	—	—	31	2	7	10	0	330	133,568	179,623

Total liabilities (subject to compromise for Debtor entities only)	8	9	590	0	—	0	33	15	7	10	0	330	263,989	310,758

Total liabilities	8	9	590	1	0	6	33	15	8	10	10	331	271,345	321,262

Stockholders’ equity
Preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	8,993	11,035
Common stock and additional paid-in capital	—	—	20	—	50	47	(17)	67	—	—	—	—	12,439	25,510
Retained earnings and other stockholders’ equity	(5)	(3)	12	9	(11)	(42)	(15)	(65)	(8)	(10)	0	(160)	(93,632)	(134,600)

Total common stockholders’ equity	(5)	(3)	32	9	39	5	(33)	2	(8)	(10)	0	(160)	(81,193)	(109,091)

Total stockholders’ equity	(5)	(3)	32	9	39	5	(33)	2	(8)	(10)	0	(160)	(72,200)	(98,056)

Total liabilities and stockholders’ equity	$3	$6	$621	$10	$39	$10	$0	$17	$(0)	$0	$10	$171	$199,145	$223,205

See accompanying Notes to Balance Sheet

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

(2)	Total LBHI Controlled Entities include Debtor-Controlled Entities and only balances between Debtor-Controlled Entities reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Financial Instruments Summary and Activity (1)

July 1, 2011 - September 30, 2011

(Unaudited)

	As of September 30, 2011					(Activity 7/01/11 - 9/30/11)
				As Reported June 30, 2011 Total		Transfers and Reclassifications(3)	Fair Value / Recovery Value Change(5)	Cash(4)
$ in millions	Encumbered(2)	Unencumbered	Total		Change			(Receipts)	Disbursements
Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$1,573	$848	$2,421	$2,786	$(365)	$(43)	$(4)	$(347)	$29
Lehman Commercial Paper Inc.	687	2,057	2,744	3,055	(311)	—	(136)	(303)	128
PAMI Statler Arms LLC	10	—	10	10	0	—	—	—	—
Lux Residential Properties Loan Finance S.a.r.l	—	338	338	384	(46)	—	(46)	—	—
LB Rose Ranch LLC	5	—	5	5	0	—	(0)	—	0

Subtotal Debtors	2,276	3,242	5,518	6,240	(722)	(43)	(185)	(650)	157
Debtor-Controlled	2,086	806	2,892	2,928	(36)	30	17	(127)	44

Total Real Estate	4,361	4,048	8,410	9,168	(758)	(13)	(169)	(778)	201

Loans
Debtors:
Lehman Brothers Holdings Inc.	11	488	499	578	(79)	—	(27)	(52)	—
Lehman Brothers Special Financing Inc.	—	29	29	1	28	29	(1)	—	—
Lehman Brothers Commodity Services Inc.	—	—	—	—	—	—	—	—	—
Lehman Commercial Paper Inc.	—	2,223	2,223	2,871	(648)	79	(134)	(593)	—

Subtotal Debtors	11	2,740	2,751	3,450	(699)	108	(162)	(645)	—
Debtor-Controlled	—	67	67	80	(13)	—	(1)	(12)	—

Total Loans	11	2,807	2,818	3,530	(712)	108	(163)	(657)	—

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	7	1,171	1,178	1,154	24	—	27	(3)	0
Lehman Commercial Paper Inc.	—	609	609	764	(155)	(63)	(88)	(4)	—

Subtotal Debtors	7	1,780	1,787	1,918	(131)	(63)	(61)	(7)	0
Debtor-Controlled	219	4,908	5,127	5,571	(444)	6	(112)	(367)	29

Total Private Equity / Principal Investments	226	6,689	6,914	7,488	(575)	(57)	(173)	(374)	29

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	81	2,584	2,664	2,734	(70)	(29)	119	(215)	55
Lehman Brothers Commodity Services Inc.	—	79	79	245	(166)	—	3	(168)	—
Lehman Brothers OTC Derivatives Inc.	—	118	118	126	(8)	—	1	(9)	—
Lehman Brothers Commercial Corp.	—	186	186	187	(1)	—	0	(2)	—
Lehman Commercial Paper Inc.	—	48	48	48	(0)	—	—	—	—
Other Debtors	—	97	97	113	(16)	—	3	(19)	—

Subtotal Debtors	81	3,111	3,191	3,452	(262)	(29)	127	(413)	55
Debtor-Controlled	—	450	450	394	56	—	56	—	—

Total Derivative Receivables and Related Assets	81	3,561	3,642	3,846	(205)	(29)	183	(413)	55

Totals	$4,679	$17,105	$21,784	$24,032	$(2,250)	$10	$(322)	$(2,222)	$286

Notes:

All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”. Refer to the accompanying Notes to the Balance Sheets for further discussion.

(1)	This schedule reflects inventory activity between the June 30, 2011 and September 30, 2011 Balance Sheets.

(2)	Encumbered assets include: (i) Intercompany-Only Repurchase transactions for $1.0 billion, RACERS for $0.7 billion and Other for $0.4 billion, all encumbered to LCPI, (ii) Fenway for $0.6 billion encumbered to LBHI, (iii) LBHI assets for $1.2 billion and LCPI assets for $0.7 billion encumbered to SASCO, and (iv) collateralized lenders for $0.1 billion encumbered to LBSF.

(3)	Primarily includes: (i) transfer of Mortgage Service Rights in Real Estate for $13mm from LBHI to Aurora Bank FSB, (ii) transfer of loan positions from Derivative Receivables and Related Assets and Private Equity / Principal Investments to Loans for $29mm and $69mm, respectively, (iii) reclassification from interest receivables to inventory for $7mm in Loans, and (iv) PIK interests for $13mm and $3mm related to investments in Private Equity/ Principal Investments and Loans, respectively.

(4)	Cash receipts include: (i) $334mm in Real Estate related to asset sales that are recorded as accounts receivable on the Balance Sheets as of September 30, 2011; (ii) $423mm in Loans related to the repayment of a loan position, and (iii) $162 mm in Private Equity / Principal Investments related to proceeds from inventory positions sold, but not in possession of the Company and recorded in Receivables and Others Assets on the Balance Sheets as of September 30, 2011. (Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements due to inclusion in that report of Agency-related receipts and disbursements and certain non-inventory items such as operating expenses, interest income and dividend distributions.)

(5)	The commercial real estate portfolio was valued as of June 30, 2011 adjusted for cash activity from July 1, 2011 to September 30, 2011 except for a position that was marked down due to a change in the timing of its projected monetization as of September 30, 2011. Amounts reflected in the “Fair Value / Recovery Value Change” column include the changes in valuation on assets encumbered to another legal entity which has the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Real Estate - by Product Type

As of September 30, 2011

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Lehman ALI Inc.(5)	Property Asset Management Inc.(5)	Other Debtor- Controlled Entities	Total LBHI Controlled Entities
Residential Real Estate
United States
Whole Loans:
Alt-A / Prime(2)
First Lien	$4	$73	$—	$77	$—	$—	$1	$78
Second Lien	0	8	—	8	—	—	—	8

Subtotal	4	81	—	85	—	—	1	85
Subprime(2)
First Lien	7	79	—	86	—	—	—	86
Second Lien	0	1	—	1	—	—	0	2

Subtotal	7	81	—	88	—	—	0	88
Other
Warehouse lines:
Residential	—	24	—	24	—	—	—	24
Auto	—	—	—	—	—	—	—	—
Securities	—	1	—	1	—	—	—	1
Real Estate Owned	3	23	—	26	—	—	10	36
Small Balance Commercial	—	0	—	0	—	—	4	5
Mortgage-Backed Securities(3)	—	—	—	—	—	—	52	52
Other(4)	30	—	—	30	—	—	—	30

Subtotal	34	48	—	82	—	—	66	148
Europe
Whole loans:
Other	—	—	—	—	—	—	3	3

Total Residential Real Estate(1)	$44	$210	$—	$254	$—	$—	$70	$324

Commercial Real Estate
North America
Whole loans
Senior	$441	$431	$—	$872	$20	$7	$567	$1,466
B-notes/Mezzanine	214	311	—	524	—	0	88	613
Corporate Loans	—	695	—	695	—	—	80	775
Equity	215	1,031	338	1,583	2	24	1,076	2,684
Real Estate Owned	368	628	—	996	—	109	249	1,355
Other	22	27	—	49	—	0	15	65

Subtotal	1,260	3,122	338	4,720	21	140	2,076	6,957
Europe
Whole loans
Senior	—	75	—	75	—	—	5	79
B-notes/Mezzanine	—	442	—	442	—	—	—	442
Corporate Loans	—	—	—	—	—	—	—	—
Equity	11	45	—	57	—	108	154	319

Subtotal	11	562	—	573	—	108	159	840
Asia
Whole loans
Senior	—	—	—	—	—	—	6	6
B-notes/Mezzanine	—	—	—	—	—	—	2	2
Equity	—	—	—	—	—	—	50	50
Other	—	—	—	—	—	—	34	34

Subtotal	—	—	—	—	—	—	92	92
Securitization Instruments(6)	142	55	—	197	—	—	—	197

Total Commercial Real Estate(1)	$1,413	$3,738	$338	$5,490	$21	$248	$2,327	$8,086

Assets held for the benefit of:(7)
SASCO	1,186	674	—	1,860	—	—	(1,860)	—
LBHI relating to Fenway	(610)	13	—	(597)	133	420	45	—
LCPI relating to Intercompany-Only Repos	387	(983)	—	(597)	108	275	214	—
LCPI relating to Racers	—	(663)	—	(663)	—	660	3	—
LCPI relating to Innkeepers	—	(246)	16	(230)	230	—	—	—

	$963	$(1,205)	$16	$(226)	$470	$1,354	$(1,599)	$—

Total Real Estate per Balance Sheets	$2,421	$2,744	$354	$5,518	$491	$1,603	$798	$8,410

Notes:
(1)	The amounts included in Residential and Commercial Real Estate reflects by legal entity the unencumbered assets held by that entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Prime / Subprime designations based on loan characteristics at origination.

(3)	Rated non-investment grade.

(4)	Represents the estimated present value of servicing rights cash flows, valued at approximately $3 million, and other recoveries of approximately $27 million.

(5)	Major Debtor-Controlled entities holding real estate assets have been presented to provide additional disclosure. Lehman Ali Inc. and Property Asset Management Inc. are presented on a consolidated basis, excluding any Debtor entities that consolidate into Lehman Ali Inc.

(6)	These financial instruments include Senior Notes, Mezzanines Notes and retained equity interests that were issued by certain securitization structures (Verano and Spruce). During the second quarter of 2011, Pine was unwound and LBHI and LCPI hold assets for the benefit of SASCO as a result of termination of the SASCO structure. Refer to the Notes to the Balance Sheet for further discussion.

(7)	“Assets held for the benefit of” represents a reconciliation of the assets encumbered from one legal entity to another legal entity that holds the economic interest.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Commercial Real Estate - By Property Type And Region(1)

As of September 30, 2011

(Unaudited)

$ in millions	North America	Europe	Asia	Total
Commercial Real Estate
Senior Whole Loans
Office	$129	$55	$—	$184
Hotel	777	—	—	777
Multi-family	178	—	—	178
Retail	—	13	6	19
Condominium	40	11	—	51
Land	334	—	—	334
Other	7	—	—	7

Total Senior Whole Loans by Type	1,466	79	6	1,551

B-Note/Mezz Whole Loans
Office	466	377	—	843
Hotel	15	34	—	49
Multi-family	22	31	2	55
Industrial	34	—	—	34
Retail	11	—	—	11
Condominium	62	—	—	62
Land	2	—	—	2

Total B-Notes/Mezz Whole Loans by Type	613	442	2	1,057

Corporate Loans
Office	233	—	—	233
Multi-family	284	—	—	284
Other	257	—	—	257

Total Corporate Loans by Type	775	—	—	775

Equity
Office	542	109	18	669
Industrial	95	0	—	95
Hotel	44	98	20	162
Multi-family	1,750	11	5	1,766
Retail	2	—	2	3
Mixed-use	—	90	—	90
Condominium	27	—	—	27
Land	107	11	1	119
Other	117		4	121

Total Equity by Type	2,684	319	50	3,053

Real Estate Owned
Office	131	—	—	131
Industrial	3	—	—	3
Hotel	247	—	—	247
Multi-family	543	—	—	543
Condominium	151	—	—	151
Land	247	—	—	247
Other	33	—	—	33

Total Real Estate Owned by Type	1,355	—	—	1,355

Other	65	—	34	99

Securitization Instruments	197		—	197

Total Commercial Real Estate	$7,154	$840	$92	$8,086

Notes:

(1)	This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Loan Portfolio by Maturity Date(1)

As of September 30, 2011

(Unaudited)

$ in millions

	Debtor Entities
Maturity Date by Year	Lehman Brothers Holdings Inc.(4)	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Commercial Paper Inc.	Debtor - Controlled Entities	Total LBHI- Controlled Entities

	Notional(2)
2011	$13	$—	$—	$12	$—	$26
2012	—	0	—	322	—	323
2013	—	23	—	513	—	536
2014	—	—	—	467	—	467
2015 and over(5)	39	10	—	1,428	67	1,544
			—

Total	$52	$33	$—	$2,743	$67	$2,895

	Fair Value
2011	$11	$—	$—	$8	$—	$19
2012	—	0	—	278	—	279
2013	—	19	—	436	—	455
2014	—	—	—	331	—	331
2015 and over(5)	38	10	—	972	67	1,087

Subtotal	49	29	—	2,025	67	2,170

Securitization Instruments(3)	450	—	—	198	—	649

Total	$499	$29	$—	$2,223	$67	$2,818

Notes:
(1)	This schedule reflects encumbered and unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	Represents the remaining outstanding principal balance on the loans by stated maturity dates.

(3)	These financial instruments include Senior Notes, Mezzanines Notes and retained equity interests that were issued by certain securitization structures (Verano and Spruce).

(4)	Includes fair value of $11mm of LBHI inventory related to encumbered assets, which matures after 2014.

(5)	The balance also includes trade claims and equity positions with a fair value of $26 million and $61 million, respectively, as of September 30, 2011. Equity and trade claims are represented at fair value under notional and fair value.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Private Equity / Principal Investments by Legal Entity and Product Type

As of September 30, 2011

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments(3)	GP/LP Investments(4)	Securitization Instruments(7)	Total(1)	Assets held for the benefit of LCPI(6)	Total per Balance Sheets

By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$21	$714	$345	$92	$1,171	$7	$1,178
Lehman Commercial Paper Inc.	—	397	—	437	834	(226)	609

Total Debtors	21	1,112	345	529	2,006	(219)	1,787

Debtor-Controlled:
LB I Group Inc.(2)	440	1,120	933	—	2,493	219	2,712
Other Debtor-Controlled	396	998	1,022	—	2,416	—	2,416

Total Debtor-Controlled	836	2,118	1,955	—	4,908	219	5,127

Total	$857	$3,229	$2,300	$529	$6,914	$—	$6,914

By Product Type
Private Equity / Leveraged Buy Outs (“LBOs”)	$209	$2,688	$576	$—	$3,472
Venture Capital	69	32	18	—	119
Fixed Income	137	407	178	—	722
Real Estate Funds	323	—	1	—	324
Hedge Funds	—	—	1,484	—	1,484
Securitization Instruments	—	—	—	529	529
Other(5)	119	103	43	—	264

Total	$857	$3,229	$2,300	$529	$6,914

Notes:

(1)	The amounts include the unencumbered assets held by a legal entity and the economic interests in the assets held by another legal entity. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.

(2)	LB I Group Inc. (read LB “one” Group Inc.), is a major Debtor-Controlled entity holding Private Equity / Principal Investment assets that has been presented to provide additional disclosure. LB I Group Inc. is presented on a consolidated basis.

(3)	Direct Investments (Private Equity / LBOs) includes $1,017 million recorded for preferred and common equity interests in Neuberger Berman as of September 30, 2011, reflecting amounts initially calculated prior to closing of the acquisition.

(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.

(5)	“Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.

(6)	“Assets held for the benefit of” represents a reconciliation of the assets encumbered from LBHI and LB I Group to LCPI that holds the economic interest.

(7)	The Kingfisher Note value includes a projected recovery of a claim filed against a Non-Controlled Affiliate.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of September 30, 2011

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Merit LLC	Total Debtors

Assets - Receivables, Net
Open ($)	$583	$—	$0	$—	$—	$35	$—	$—	$618
Terminated / Matured ($)	1,559	64	14	186	—	7	6	—	1,837

Total	2,142	64	14	186	—	42	6	—	2,455
Other Derivative Related Assets(2)	522	15	103	—	48	24	—	25	737

Total Derivatives and Related Assets	$2,664	$79	$118	$186	$48	$66	$6	$25	$3,191
# of Counterparty contracts
Open	276	—	4	—	—	2	—	—	282
Termed / Matured	585	69	19	95	19	35	9	—	831

Total	861	69	23	95	19	37	9	—	1,113

Liabilities - Payables

Agreed(3)	$(10,837)	$(890)	$(385)	$(140)	$—	$(57)	$(46)	$—	$(12,357)
Pending Resolution(4)	(13,663)	(727)	(204)	(468)	(41)	(1)	(30)	—	(15,132)

Total	$(24,500)	$(1,617)	$(589)	$(608)	$(41)	$(58)	$(76)	$—	$(27,489)

# of Counterparty contracts	1,776	191	106	142	1	10	38	—	2,264

Total	1,776	191	106	142	1	10	38	—	2,264

Notes:
(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded.

(2)	Amounts primarily include shares of hedge funds, physical commodity positions, loans, notes and equity positions in various corporations, and notes issued by a Debtor and a Non-Controlled Affiliate.

(3)	Agreed is defined as: (i) claims that are recorded at values agreed upon with counterparties and classified as allowed in the claims register as reported by Epiq Bankruptcy Solutions (“Epiq”) as of September 30, 2011, and (ii) claims that are recorded at values agreed to by the Company, but not classified as allowed in the claims register by Epiq as of September 30, 2011.

(4)	Pending resolution includes open, terminated and matured derivative transactions that are recorded at expected claim amounts estimated by the Company.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments(1)

As of November 30, 2011

(Unaudited)

		Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities(2)
Real Estate
Commercial	$18	$253	$—	$271	$7	$278

Loans(3)	61	793	0	854	—	854
Private Equity / Principal Investments
Private Equity Platform	—	—	—	—	301	301
Direct Investments	—	39	—	39	2	41
GP / LP Investments	11	—	—	11	401	412

Total	11	39	—	50	704	755

Total	$90	$1,085	$0	$1,175	$711	$1,887

Notes:

(1)	The schedule includes fully and partially unfunded commitments as of November 30, 2011, under corporate loan agreements and real estate and private equity partnerships made by the Company prior to the Chapter 11 cases.

(2)	The Company will not assume $556 million and $72 million in Loans and Real Estate, respectively, of the total unfunded commitments as of November 30, 2011. The Bankruptcy Code grants Debtors the power to assume or reject executory contracts or unexpired leases, which includes revolving loan obligations. These commitments will be deemed as rejected as of the Effective Date of the Plan of Reorganization and the Debtors will no longer have any future funding obligation on those loans.

(3)	Loans unfunded commitments excludes $78 million related to PQ Corp, West Corp, USIS, and HD Supply revolving loans. As of November 30, 2011, $78 million has been set aside in escrow accounts to fund future borrowings and are currently controlled by the administrative agents.